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                                                                   EXHIBIT 10.48



THIS AGREEMENT OF SALE (this "Agreement") is made as of this _____ day of November 1999, by and between TRW Inc., an Ohio corporation and ESL Incorporated, a California corporation ("Sellers") and Network Appliance Inc., a California corporation ("Purchaser") and/or its assignee.

RECITALS:

A. Sellers are the owners of certain parcels of land situated in Santa Clara County, California consisting of 27.848 acres of land described as Santa Clara County, California APN #110-42.2.6.7.8 having civic addresses of 1345 and 1347 Crossman and 1330 and 1350 Geneva, Sunnyvale, California, ("the Property"), as more particularly shown and labeled on Exhibit "A". The Sellers' property is divided as follows:
         ESL Inc. offers approximately 8.11 acres, TRW Inc. offers approximately
         19.738 acres.

B. Sellers have agreed to sell to Purchaser and Purchaser has agreed to purchase from Sellers the Property, subject to and on the terms and conditions hereafter set forth. The Purchaser at some time in the future intends to demolish the buildings on the land.

NOW, THEREFORE, for and in consideration of the mutual promises of the parties and of other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

         1. INCORPORATION BY REFERENCE

         The recitals hereinabove set forth together with all exhibits and schedules attached to this Agreement are hereby incorporated by reference as if more fully set forth in the body of this Agreement.

         2. THE PROPERTY

         Sellers agree to sell, and Purchaser agrees to buy, the Property. As used in this Agreement, the term "Property" includes (i) the Land; (ii) all easements, hereditaments, and appurtenances presently belonging to or inuring to the benefit of or pertaining to the Land or to be created pursuant to this Agreement; (iii) all right, title and interest of Sellers in all transferable warranties, plans and specifications; (iv) all licenses, permits, certificates of occupancy issued to Seller by Federal, state or local municipal authorities relating to the use maintenance, occupancy or operation of the Property.

         3. PURCHASE PRICE AND METHOD OF PAYMENT

         The Purchase Price for the Property shall be Sixty Million Dollars, ($60,000,000). The Purchase Price, (plus or minus prorations) shall be paid in the form of a wire transfer of good funds on the Date of Closing (as hereafter defined). The Purchaser at closing shall be entitled to a credit against the Purchase Price for the Deposit paid pursuant to Paragraph 4 of this Agreement. The purchase price for the ESL Incorporated property will be Seventeen Million, Four Hundred Seventy One Thousand, Two Hundred Thirty Dollars, ($17,471,230.00) and the



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purchase price for the TRW Inc. property will be Forty Two Million, Five Hundred
Twenty Eight Thousand, Seven Hundred Seventy Dollars, ($42,528,770.00).

         4. DEPOSIT

         Within five (5) business days of the Effective Date of this Agreement (as hereafter defined in Paragraph 26 (k)) Purchaser shall deliver to First American Title - San Jose, CA. ("Escrow Agent/Title Company") a deposit in the amount of Three Million Dollars ($3,000,000) in the form of a check which shall be promptly deposited by Escrow Agent into a separately designated interest bearing escrow account at a federally insured banking institution located in the State of California. The Deposit and all interest earned thereon shall be non-refundable except as otherwise expressly provided in this Agreement. Interest on the Deposit shall accrue to the benefit of Purchaser or to Sellers in the event of a forfeiture of the Deposit, pursuant to the terms of this Agreement.

         5. FEASIBILITY STUDY PERIOD

         Purchaser shall have thirty (30) days after the later of: (i) the Effective Date hereof, or (ii) the date Seller provides Purchaser with copies of the documents described in Section 6 of this Agreement (the "Feasibility Period") to, at its option, cause engineering and/or feasibility studies to be conducted on said Property, in order to determine in Purchaser's sole discretion whether the Property is suitable for its intended purpose; provided, however, Seller and Purchaser agree that the Feasibility Period will end no later than 5:00pm on December 13, 1999. Purchaser shall have the right at its sole discretion within said Feasibility Period to terminate this Agreement by written notice to Sellers, and to forthwith receive a refund of its Deposit to Sellers with accrued interest thereon and all parties shall be relieved of further liability hereunder except for the indemnity obligations set forth below. During said Feasibility Period, consistent with security considerations, Purchaser and/or its agents shall have the right of access to the Property to conduct site, structural and environmental tests and/or mechanical inspections of the Property. Purchaser or its agents shall be entitled during normal business hours and with at least twenty-four (24) hours of advance notification to access the Property to insure proper inspection and completion of the feasibility studies hereunder. Purchaser shall give Sellers at least twenty-four (24) hours of advance notice of Purchaser's intended entry, including the name of Purchaser's consultants, if applicable, and a description of any tests and inspections to be performed on the Property. Sellers shall have the right to disapprove of Purchaser's consultants and/or the methods of the proposed tests and inspections, in which case Purchaser may propose alternative consultants and/or testing methods or terminate this Agreement; provided, however, Seller acknowledges that Purchaser may perform Phase II environmental testing on the Property. Purchaser shall provide Sellers with copies of any assessments, reports or test results obtained by Purchaser in connection with such tests and inspections. Until Escrow closes, Purchaser shall keep confidential any information regarding the Property contained in such reports and shall not disclose such information to any third party (other than consultants, attorneys, creditors, lenders, partners, members, officers, employees agents, accounts or exchange facilities engaged to review such reports) or agreed to by the parties hereto, except as required by law or court order. In the event this Agreement is terminated, Purchaser shall repair any damage resulting from such inspection. Purchaser agrees to indemnify and hold Sellers harmless from any loss, damage, cost or expense, including reasonable attorneys fees, occasioned by any acts of Purchaser or its agents



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while on the Property conducting any feasibility studies. The aforesaid indemnification shall survive closing or any earlier termination of this Agreement.

         6. SELLERS' STUDIES AND EXAMINATION OF DOCUMENTS

         Sellers shall deliver to Purchaser within five (5) days of the Effective Date of this Agreement copies of all material governmental reports, and notices, environmental reports, soil tests, building plans, surveys, engineering reports, leases and any other documents relating to the property in Seller's possession or under Seller's control.

         At all reasonable times subsequent to ratification hereof and with reasonable advance notice, up to and including the Closing Date, Sellers shall
(a) make available to Purchaser, its counsel, contractors, agents or employees for examination at all reasonable times all plans, surveys, documents and other writings with respect to the Property in Sellers' possession or control; (b) disclose and instruct its counsel and corporate officers and/or partners to disclose to Purchaser, its counsel and/or accountants all information pertaining to the Property which may be requested by Purchaser in writing hereunder; (c) afford any and all representatives of Purchaser reasonable access to the Property upon at least twenty-four (24) hours in advance notice for the right to conduct a complete inspection thereof, provided however, Purchaser shall not be granted access to attorney-client privileged materials; and (d) Sellers shall promptly give to Purchaser copies of any written notices which Sellers receive relating to the Property.

         7. LEASE-BACK AGREEMENT

         Prior to the expiration of the feasibility period, Buyer agrees to enter into a lease agreement (the "Leases") with the Sellers for the buildings. The term of the Leases shall be

         A.       1345 Crossman - From close of escrow to December 31, 2000;
         B.       1330 Geneva - From close of escrow to June 30, 2002;
         C.       1347 Crossman - From close of escrow to June 30, 2001;
         D.       1350 Geneva - From close of escrow to June 30, 2002.

Rent for the leases shall be $1.15/SF/Mo. All operating expenses associated with the property including but not limited to Real Estate taxes, landscape, parking lot maintenance, janitorial, general building maintenance and insurance will be paid for or performed by Sellers.

         The lease agreement(s) will be based upon the lease attached as Exhibit "B". Seller and Purchaser will agree on the particulars of the lease within five
(5) business days of the Effective Date.

         8. TITLE

            (a) As a condition to Closing, title to the Property at Closing shall be conveyed to Purchaser by grant deed subject only to the Permitted Exceptions (as hereinafter defined). The term "Permitted Exceptions" shall mean
(i) the lien of real estate taxes not yet due and payable; (ii) all matters revealed in the Title Commitment obtained by Purchaser pursuant to subparagraph



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(b) hereof or of record as of such date (excluding mortgage, deeds of trust or other monetary liens encumbering the Property) and approved in writing by Purchaser; (iii) all matters disclosed by a survey which are approved by Purchaser, if any; (iv) all building, zoning, and other state, county or federal laws, codes and regulations (whether existing or proposed) affecting the Property; and (v) any title exception created directly or indirectly by any act or omission of Purchaser or its representatives, agents, employees or invitees.

            (b) Purchaser shall promptly obtain from a reputable title insurance company of its choice licensed to do business in the State of California (the "Title Company") a commitment to issue an ALTA title policy covering the Property and the improvements thereon, if any, which may state that it is subject to any matters that are disclosed by a survey of the Property ordered by Purchaser (the "Title Commitment"), together with true copies of all documents evidencing matters of record shown as exceptions to title thereon. Purchaser shall have the right to object, in its sole and absolute discretion, to any exceptions contained in the Title Commitment by giving written notice to Sellers and the Company prior to the expiration of the Feasibility Period stating the matters to which Purchaser disapproves and the reasons therefore. If Purchaser fails timely to provide such written objection, then Purchaser shall conclusively be deemed to have disapproved all matters affecting title to the Property and this Agreement shall terminate and the Deposit, together with all interest thereon shall be promptly returned to Purchaser.

         9. CLOSING

         Provided Purchaser does not first terminate this Agreement pursuant to the provisions hereof, and the conditions precedent to Purchaser's obligation to close have been satisfied or waived by Purchaser, Sellers and Purchaser agree to proceed to full and final closing on the Property on a date selected by Purchaser and designated in writing to Sellers at least two (2) days in advance thereof which date shall occur no later than thirty (30) days after the end of the Feasibility Period (the "Closing Date" or "Date of Closing"). With respect to all time periods herein contained, time shall be of the essence. In no event shall the Closing take place after December 17,1999.

         10. REPRESENTATIONS AND WARRANTIES

             (a) Sellers represent and warrant to Purchaser as of the Effective Date hereof that:

                 (i) Sellers are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation, are qualified to do business in and are in good standing in the State of California and have duly authorized the execution and performance of this Agreement and the transactions contemplated herein.

                 (ii) The persons executing this Agreement on behalf of Sellers represent and warrant to Purchaser in their individual capacities that they have the authority to enter into this Agreement and to bind Sellers in accordance with its terms without obtaining any



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                         further approvals or consents.

                 (iii) Sellers have the right, power and authority to execute this Agreement and all other instruments and documents contemplated hereby and to perform any and all acts necessary or desirable to consummate the transactions contemplated hereby. The entering into this Agreement does not, and the consummation of the acts contemplated by this Agreement shall not, violate any agreements, documents or instruments to which Sellers are a party or by which it is bound, or any law, governmental order or decree to which Sellers are subject.

                 (iv) There are no tenants or other parties in possession of any part of the Property, nor are there other parties who have a right to possession of or title to any part of the Property, except as set forth in Exhibit "C".

                 (v) There are no licenses or contracts of any nature (including broker or commission fee arrangements) affecting or relating to the Property, except as set forth in Exhibit "D".

                 (vi) There are no actions, suits pending or threatened condemnation or similar proceeding affecting any part of the Property.

                 (vii) There are no actions, suits, proceedings or claims affecting any part of the Property, or affecting Sellers with respect to the ownership, occupancy, use or operation of any part of the Property, pending or threatened in or before any court, agency, commission, or board.

                 (viii) Sellers have received no written notice from appropriate governmental authorities regarding, and Sellers have no knowledge of, any violation of applicable environmental, health, fire, building, safety or planning or zoning laws or ordinances.

                 (ix) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or over action under Federal or State bankruptcy laws is pending or threatened against or contemplated by Sellers.

                 (x) Sellers have never used the Property for storage, handling, manufacturing, discharge or disposal of hazardous materials or for industrial purposes, except for the storage, handling and use of reasonable quantities of hazardous materials used in the research and development of hardware products in compliance with all applicable laws, nor does Sellers have actual knowledge of a release of hazardous materials by a third party.



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                 (xi)    Neither Sellers or any of the parties comprising
                         Sellers are a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act, as amended "FIRPTA". Sellers are corporation(s) which maintain offices in the State of California, and will not disburse any proceeds due Sellers upon the Close of Escrow to an address outside the boundaries of the State of California, and will not use a financial intermediary (as defined in California Revenue and Taxation Code Section 18805(d)) for the receipt of proceeds from this transaction. At the time of closing the Sellers shall execute such instruments, certifications and/or affidavits as Purchaser or its title insurance company may deem necessary in order to comply with FIRPTA or other tax related disclosure and reporting requirements. Sellers' tax identification numbers set forth on the signature page of this Agreement are correct.

                 (xii) Sellers have not received any notice, and have no actual knowledge, that the Property is in violation of any federal, state or local ordinance, law, rule, regulations order or requirement relating to Hazardous Materials. For purposes of this Agreement "Hazardous Materials" shall mean any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; any substance the presence of which on the Property is prohibited by any law similar to those set forth in this subparagraph, including the Clean Water Act (33 U.S.C. Sections 466 et seq.), ------- the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic ------- Substance Control Act (15 U.S.C. Sections 2601-1629), the California Hazardous Waste Control Law (California Health and Safety Code Sections 25100-25600), and the Porter-Cologne Water Quality Control Act (California Health and Safety Code Sections 13000 et seq.); and any toxic or hazardous substances or ------- materials, whether products or wastes, including, without limitation, asbestos or PCBs. Hazardous Materials shall also include those asbestos-containing materials defined and described in Environmental Protection Agency Report No. 56/5085-024 (June, 1985) or any related successor report or other applicable government regulations defining or describing such asbestos-containing materials.

                 (xiii) Except as set forth in Exhibit "E", at the Closing Date, there will



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                         be no outstanding contracts made by Sellers for the
                         construction or repair of any Improvements to the Property that have not been fully paid for and Sellers shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property at Sellers' request prior to closing.

                 (xiv) Prior to the Closing Date, Sellers shall not, without the prior written consent of Purchaser, enter into any contract with respect to the Property that will survive Closing.

                 (xv) The existing insurance policies, or equivalent coverage, shall remain continuously in force through the Date of Closing.

                 (xvi) Prior to the Closing Date, the Sellers: (i) shall not amend or terminate any agreement affecting to or relating to the Property without the prior written consent of Purchaser; (ii) shall maintain all insurance coverage carried by Sellers with respect to the Property as of the date hereof; (iii) shall continue to maintain the Property in substantially the same manner in which Seller is maintaining the Property as of the date hereof; (iv) shall not create or suffer to exist any easements, liens, deeds of trust or other security interests in the Property; and (v) shall pay before delinquency all taxes and assessments levied, imposed or assessed against the Property.

                 (xvii) To Sellers knowledge the Property is connected to and serviced by adequate water, sewage disposal, gas, electricity and telephone facilities in accordance with all legal requirements, and to meet the requirements of normal usage thereof. All such utilities either enter the Property through adjoining public streets or, if they pass through an adjoining private parcel, they do so in accordance with valid public easements or valid and perpetual private easements; none of the easements, covenants or restrictions contained in any instruments of record affecting the Property has been violated; and the continued operation and maintenance of the Property for the purposes for which it is currently being operated and maintained will not constitute a violation thereof. To the best of the Sellers' knowledge, there are no assessments or contemplated assessments against the Property with respect to such utility services, any contemplated or intended public improvements or otherwise, except as disclosed by the public records of the county recorder's office of the county in which the Property is located.

                 (xviii) To Sellers knowledge all due diligence materials and other information which Sellers have provided to Purchaser concerning the Property, is accurate and complete and does not contain any



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                         untrue statement of material fact nor does it omit to
                         state any material fact necessary to make the statements contained therein not misleading.

                 (xix) To Sellers knowledge the Property, and each part thereof, is in good condition and repair and free from any defects which impair the Sellers' use of the Property, including without limitation, erosion, drainage or soil problems and physical or mechanical defects which impair the Sellers' use of the Property. Without limitation of the foregoing, there are no defects or deficiencies which impair the Sellers' use of the Property in the heating, air conditioning, plumbing and other mechanical and electrical apparatus and appliances located on the Property, nor any defects which impair the Sellers' use of the Property in the roof, windows, exterior walls or structural components of the improvements on the Property, and there are no leaks in the roof or windows which impair the Sellers' use of the Property.

                 (xx) Sellers are not in default of any of their obligations or liabilities pertaining to the Property; nor is there any state of facts or circumstances or condition or event which, after notice or lapse of time or both, would constitute or result in any such default.

         Except as specifically set forth in this Agreement, Sellers disclaim the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, including the physical condition of the Property; title to or the boundaries of the Property, pest control matters; soil condition, hazardous wastes, toxic substances or other environmental matters; compliance with building, health, safety, land use and zoning laws, regulations and orders; structural and other engineering characteristics; traffic patterns; leasing status; economic performance; value and all other information pertaining to the Property. Purchaser acknowledges and agrees that Purchaser enters into this Agreement with the intention of making and relying upon its own investigation and evaluation of the value of the Property and of its physical, environmental, economic and legal condition, and that any information and materials (including, without limitation, any pro forma operating statements, market analyses, demographic studies and the like) relating to the Property are provided without representation or warranty, express or implied, to Purchaser to facilitate Purchaser's timely review, study and evaluation of the Property and not as a substitute for Purchaser's own investigation and evaluation of the value of the Property and of its physical, environmental, economic and legal condition.

         Purchaser acknowledges and agrees that, except to the extent, if any, specifically provided in this Agreement, no employee of Sellers, no agents of Sellers nor anyone acting or claiming to act on Sellers' behalf concerning the Property is authorized or empowered to make any representations or warranties on behalf of Sellers concerning the Property. Purchaser acknowledges and agrees that Purchaser will rely solely upon the advice of its own accounting, tax, legal, architectural, appraisal, engineering, environmental, property management and other



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advisors.

         Except for matters arising from or attributable to a material finding known to Sellers and not disclosed to Buyer, Purchaser is purchasing the Property in its "as is" condition on the Closing Date and will assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its inquiries and investigations. As used herein, "material" shall mean all substantive findings that would influence or tend to influence Buyer's decision to acquire the Property.

         Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Sellers pursuant to this paragraph 10(a) as a result of any of Sellers' representations and warranties being untrue, inaccurate or incorrect if Purchaser had actual knowledge at the time of closing that such representation or warranty was untrue, inaccurate or incorrect at the time of closing and Purchaser nevertheless elected to purchase the Property and close escrow hereunder.

         (b) Purchaser represents and warrants to Sellers as of the Effective Date hereof and as of the Closing Date that:

             (i) The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not result in the breach of any terms or conditions of, or constitute a default under any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which Purchaser is now a party or by which the Purchaser may be bound or affected.

             (ii) Purchaser has taken all actions and steps necessary to permit its execution hereof and at Closing will have taken all necessary action to permit its performance of its obligations hereunder.

             (iii) This Agreement is legally binding upon and enforceable against Purchaser in accordance with its terms.

             (iv) Purchaser is a California corporation, duly organized, validly existing and in good standing under the law of the state of its incorporation, has qualified to do business in and is in good standing in the State of California and has duly authorized the execution and performance of this Agreement and the transactions contemplated herein.

             (v) The persons executing this Agreement on behalf of Purchaser represent and warrant to Sellers in their individual capacities that they have the authority to enter into this Agreement and to bind Purchaser in accordance with its terms without obtaining any further approvals or consents.

             (vi) Purchaser has the right, power and authority to execute this Agreement and all other instruments and documents contemplated hereby and to



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                    perform any and all acts necessary or desirable to
                    consummate the transactions contemplated hereby. The entering into this Agreement does not, and the consummation of the acts contemplated by this Agreement shall not, violate any law, governmental regulation, order or decree to which Purchaser is subject.

         11. COSTS AND PRORATIONS

             (a) Utilities and real estate taxes shall be pro-rated as of the date leases terminate. To the extent practicable Sellers shall have all utility meters read to the date prior to termination and all applicable utilities shall be transferred into the name of Purchaser as of that date. The parties agree that items not susceptible to exact proration may be reprorated for a period of ninety (90) days following the lease terminations.

             (b) Sellers shall pay the costs for a CLTA Title policy, the Santa Clara County documentary transfer tax and the escrow fees. All other costs and charges of the escrow for the sale not otherwise provided for in this Paragraph 11(b) or elsewhere in this Agreement shall be allocated in accordance with the closing customs for Santa Clara County, California.

         12. DAMAGE, CONDEMNATION OR DESTRUCTION OF PROPERTY PENDING CLOSING

         Risk of loss shall remain with Sellers until the recordation of the deed of conveyance. Sellers shall promptly notify Purchaser of any damage or destruction of all or any part of the Property or any condemnation or taking by eminent domain of any portions of the Property. In the event the damage or destruction exceeds Five Million and No/100 Dollars ($5,000,000.00). Purchaser shall have the right to terminate this Agreement without liability on its part and receive a refund of the Deposit, together with accrued interest thereon by so notifying Sellers within fifteen (15) days of Sellers notification to Purchaser of said condemnation, damages or destruction. If Purchaser elects to proceed with Closing, Sellers shall assign to Purchaser all condemnation awards or insurance proceeds payable to Sellers on account of such condemnation, damage or destruction, together with any deductibles attributable thereto, and the Purchase Price shall be equitably abated to the extent the awards and/or proceeds together with any deductibles attributable thereto, are less than the cost of repairing the Property incurred by Purchaser.

         13. POSSESSION

         Sellers agree to deliver possession of the Property to Purchaser free of all tenancies or occupancy except for the leases provided for in Paragraph 7.

         14. DELIVERIES AT CLOSING

             (a) At the Closing, Sellers shall deliver the following to
Purchaser:

                 (i) a Grant Deed dated as of the Closing Date conveying fee simple title to the Property to Purchaser, subject only to the Permitted



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                        Exceptions;

                 (ii) to the extent available, plans and specifications for the Property;

                 (iii) to the extent they are then in Sellers possession and not posted at the Property, all Permits issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction;

                 (iv) an affidavit setting forth that all of the representations and warranties made by Sellers as set forth in Paragraph 10 (a) (i), (ii), (iii) (iv), (v),
                        (vi), (vii), (viii), (ix), (xi), (xii), (xiii), xvii), (xviii), (xvix), and (xx)of this Agreement are correct as of the Closing Date;

                 (v)    a FIRPTA Affidavit;

                 (vi) a California Withholding Exemption Certificate (Form 590RE) certifying that Sellers have a permanent place of business in California or are qualified to do business in California;

                 (vii) any other documents required by this Agreement to be delivered by Sellers.

                 (viii) leases based on the model in Exhibit B.

                 (ix) an assignment document assigning all of Seller's interest in any intangible property.

             (b) At the Closing, Purchaser shall deliver the following to
Sellers:

                  (i) the full Purchase Price by wire transfer as adjusted for apportionment's, and less any amounts otherwise properly deducted pursuant to this Agreement;

                  (ii) any other documents required by this Agreement to be delivered by Purchaser including such certifications, resolutions, affidavits or other documents as are required to be satisfied with respect to Purchaser's authority to purchase the Property as contemplated under this Agreement;

                  (iii)  leases based on the model in Exhibit B.


         15. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS



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         The obligation of Purchaser to purchase the Property and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

         (a) Sellers shall have delivered all items required under this Agreement by Closing.

         (b) The representations, warranties and covenants herein by Sellers shall be correct, complete and fully performed on and as of the Closing Date with the same force and effect, as though such representations, and warranties had been made on and as of such Closing Date.

         (c) On the Closing Date, no part of the Property shall previously have been acquired, by authority of any governmental agency in the exercise of its power of eminent domain or by private purchase in lieu thereof, nor on the Closing Date shall there be written notice of any such imminent acquisition or purchase of a portion of the Property which is more than de minimus.

         (d) On the Closing Date, the Title Company shall be committed to issue to Purchaser an ALTA title policy in the amount of the Purchase Price insuring Purchaser's fee title to the Property subject only to the Permitted Exceptions.

         (e) No proceeding shall be pending to change, redesignate or redefine the zoning classification of the Property so as to restrict or prevent the present and continued use of the Property which was not previously known to or discoverable by Purchaser during the Feasibility Period.

         (f) The Sellers shall have performed all of the covenants and agreements herein that the Sellers are required to perform on or before the Close of Escrow.

         (g) Buyer's inspection and approval of a survey of the Property.

Upon failure of any of the conditions set forth in this Paragraph, Purchaser may, at its option, terminate this Agreement (whereupon the Deposit and any interest thereon will be returned to Purchaser), waive such failure or, if such failure constitutes a breach of this Agreement, pursue such remedies as are available to Purchaser under Paragraph 18 of this Agreement.

         16. NOTICES

         Any notice required or permitted to be given under this Agreement shall be sent by hand delivery, certified mail, return receipt requested or by Emery Air Freight, Airborne Express, Federal Express, or other reputable overnight air courier service, in either case addressed to the parties as follows.

               If to Sellers:  TRW Inc.
                               12011 Sunset Hills Road
                               Reston, Virginia 20190

                               Marsha A. Klontz, Esquire
                               Telephone: 703-345-7070
                               Fax: 703-345-7075

               And to:         Mr. Bill Gibbs
                               TRW Electromagnetic Systems
                               1330 Geneva Drive
                               P.O. Box 3510
                               Sunnyvale, CA 94088-3510
                               Telephone: (408) 743-6020
                               Fax: (408) 743-4259

               If to Buyer:    Network Appliance Inc.
                               c/o Thom Bryant
                               495 East Java Drive
                               Sunnyvale, CA 94089


or in each case to such other address as any party hereto may from time to time designate to the other parties hereto by notice given pursuant to this Paragraph.

         17. BROKERAGE

         Seller shall be responsible for any commission payable to its agents and Purchaser will be responsible for any commission payable to its agents. Sellers and Purchaser represent and warrant each to the other that such party has had no contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker of other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein, except for CPS, the Commercial Property Services Company and WWM, Weber Wood Medinger. If any other broker or finder makes a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission and shall indemnify and save harmless the other from and against all liabilities and expenses (including without limitation, counsel fees and disbursements in defending against such liabilities), which may accrue by reason of, on account of, or growing out of or resulting from breach by such party of such warranty and representation. This indemnification shall survive closing or any earlier termination of this Agreement.

         18. TERMINATION, DEFAULT AND REMEDIES

             (a) If (i) any of the representations and warranties made by the Sellers in Paragraph 10 shall be inaccurate or incorrect, (ii) the Sellers shall fail to perform any of the material covenants or agreements to be performed by it under this Agreement on or before the Date of Closing or (iii) the Purchaser shall be relieved of its obligations under this Agreement by operation of Paragraph 15 then, in any such event, the Purchaser shall have the right to terminate this Agreement by giving written notice to the Sellers and the Escrow Agent. The Escrow Agent shall return the Deposit together with accrued interest to the Purchaser, and neither party shall have any further liability to the other under this Agreement. If the Purchaser would have the right to terminate this Agreement by reason of an event described in clauses (i) or (ii), above, the Purchaser, in lieu of terminating this Agreement, shall have the right to pursue the remedy of specific performance. Purchaser hereby waives any right to seek monetary damages for any incidental or consequential damages allegedly caused by Sellers breach of this Agreement, except for Purchaser' reasonable out-of-pocket costs associated with the negotiation of this Agreement and the performance of Purchaser's due diligence review of the Property. In any event, Purchaser shall not be required to waive any rights to seek monetary damages for any breach of this Agreement by Sellers if the remedy of specific performance is not available or meaningful due to the actions of Sellers..

             (b) IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER, SELLERS SHALL BE ENTITLED TO RETAIN THE DEPOSIT, TOGETHER WITH ANY INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES AS ITS SOLE REMEDY IF THIS AGREEMENT IS TERMINATED AS A RESULT OF SUCH DEFAULT. THE PARTIES HAVE AGREED THAT SELLERS' ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLERS' DAMAGES AND AS SELLERS' EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT THAT THIS TRANSACTION DOES NOT CLOSE DUE TO A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE FOREGOING PROVISIONS SHALL NOT, HOWEVER, LIMIT IN ANY WAY SELLERS' ENFORCEMENT OF THE INDEMNITIES PROVIDED IN PARAGRAPHS 5 AND 17 WHICH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

INITIALS:  Sellers: ________________________ Purchaser: _______________________


         19. OBLIGATIONS OF SELLERS PENDING CLOSING

             (a) Between the Effective Date hereof and the Closing Date, Sellers will cause the Property to be maintained in its present order and condition, normal wear and tear excepted. Sellers' further covenants to keep in full force and effect until Closing casualty insurance insuring the Property for its full replacement cost. In the event of damage or destruction as set forth in Paragraph 12 of this Agreement the provisions of Paragraph 12 will apply.

             (b) Sellers shall notify Purchaser promptly, and Purchaser shall notify Sellers promptly, if either receives notice of any occurrence prior to the Closing Date which would make its representations, warranties or covenants contained herein not true in any material respect.

             (c) Through the Closing Date, Sellers will maintain the existing insurance policies, or equivalent coverage, with the same limits of coverage now carried with respect to the Property.

             (d) Sellers shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Sellers and Purchaser after deducting the expenses of collection thereof, which obligation shall survive the closing.

         20. SURVIVAL

         Each of the representations, warranties, covenants or other obligations set forth in this Agreement shall survive the Closing Date but shall fully cease and expire with respect to any claims not raised by the aggrieved party, by written notice to the other, within eighteen (18) months after the Closing Date.

         21. LAND SALES DISCLOSURE ACT

         Sellers and Buyer intend that this sale of land comply with the exemption requirements of the Interstate Land Sales Full Disclosure act, as stated in 15 U.S.C. 1702(a)(8) and confirm that the conditions set forth in such section are met.

         22. MUTUAL COVENANTS

         Absent an express statement to the contrary, wherever any consent or approval of a party is required hereunder, such party shall not unreasonably withhold such consent or approval.

         23. REDEVELOPMENT COOPERATION

         Sellers' shall provide reasonable cooperation to Purchaser in connection with Purchaser's efforts to obtain governmental, quasi-governmental and third-party approvals, as Purchaser may deem appropriate to enable Purchaser to develop the Property, construct improvements thereon and operate its business from the Property; provided, however that Purchaser shall reimburse any reasonable cost of Sellers' cooperation, to the extent such cost has previously been approved in writing by Purchaser.

         24. CONFIDENTIALITY

         Except for disclosures as may be required by law or court order, or disclosures to the parties' creditors, lenders, partners, members, officers, employees, agents, consultants, attorneys, accountants and exchange facilities, or disclosures agreed to by the parties hereto in writing Sellers and Purchaser agree that they shall keep in confidence this Agreement and each and every term and provision hereof, including, without limitation, the Purchase Price.

         25. MISCELLANEOUS PROVISIONS

             (a) Binding Effect. This Agreement shall, be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, personal representative, successors and assigns.

             (b) Waiver, Modification. Failure by Purchaser or Sellers to insist upon or enforce any of its rights hereto shall not constitute a waiver thereof.

             (c) Assignment. This Agreement may not be assigned by either Purchaser or Seller without the prior written consent of the other party. Notwithstanding the foregoing , Purchaser may assign this Agreement to an entity in connection with a synthetic lease transaction without the need for the prior consent of the Sellers.

             (d) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

             (e) Headings. The paragraph headings are herein used for convenience of reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations and warranties herein set forth or the scope of any paragraph.

             (f) Counterparts. This Agreement may be executed in two or more counterpart originals; each counterpart original shall be for all purposes considered an original of this Agreement.

             (g) Partial Invalidity. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision hereof, all of which other provisions shall remain in full force and effect; and it is the intention of all the parties hereto that if any provision of this Agreement capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

             (h) Time. With respect to all time periods contained in this Agreement, it is expressly understood that time shall be of the essence.

             (i) Holidays, etc. Whenever the last day for the performance of any act required by either Sellers or Purchaser under this Agreement shall fall upon a Saturday, Sunday, or legal holiday, the date for the performance of any such act shall be extended to the next succeeding business day which is not a Saturday, Sunday or legal holiday.

             (j) Counsel Fees. If any action is brought by either party against the other party including, without limitation, any action with respect to the receipt of the Deposit as liquidated damages pursuant to Paragraph 18(b), the prevailing party shall be entitled to recover from the other party reasonable attorney's fees, costs and expense incurred in connection with the prosecution or defense of such action.

             (k) Effective Date. The Effective Date of this Agreement shall be the date that a fully ratified original of this Agreement is executed and delivered to Purchaser.

             (l) No Third-Party Beneficiary Rights. Purchaser and Sellers agree that this Agreement has been entered into solely for the benefit of Purchaser and Sellers and no other person or entity, it being the intention of Purchaser and Sellers that no person or entity not a party to this Agreement shall have any right or standing to (a) bring any action against Purchaser or Sellers based on this Agreement or (b) assume that any provision of this Agreement will be enforced or remain unmodified or unwaived, or (c) assert that it or he is or should be or was intended to be a beneficiary under any provision of this Agreement.

             (m) Exculpation. In the enforcement of its rights hereunder Sellers agree not to seek or obtain a money judgment or exercise any other right or remedy against any member, shareholder, officer, director or employee of Purchaser or any member of Purchaser and shall look solely to the Purchaser and the Deposit hereunder for the enforcement of all of its rights and remedies hereunder. In the enforcement of its rights hereunder Purchaser agrees not to seek or obtain a money judgment or exercise any other fight or remedy against any member, shareholder, officer, director or employee of Sellers and shall look solely to Sellers for the enforcement of all rights and remedies hereunder.

             (n) Further Assurance. In addition to the obligations performed under this Agreement by Sellers at Closing, Sellers and Purchaser shall perform, from time to time, such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials as Purchaser or its counsel or Escrow Agent reasonably may request in order to consummate the transactions provided for in this Agreement and to vest title to the Property in Purchaser.


WITNESS the following signature




SELLERS:  TRW Inc.

By:
    -----------------------------------
Printed Name:
              -------------------------
Title:
       --------------------------------
Date:
      ---------------------------------
Tax ID No.:   34-0575430
            ---------------------------


SELLERS:  ESL Inc.

By:
    -----------------------------------
Printed Name:
              -------------------------
Title:
       --------------------------------

Date:
      ---------------------------------
Tax ID No.:   94-1566685
            ---------------------------


PURCHASER:  Network Appliance, Inc.

By:
    -----------------------------------
Printed Name:
              -------------------------
Title:
       --------------------------------
Date:
      ---------------------------------
Tax ID No.:
            ---------------------------